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                                                                       Exhibit 5


[OfficeMax LOGO]                 Headquarters:  3605 Warrensville Center Rd.,
                                                Shaker Heights,  OH  44122-5203
                                 Mailing Address: P.O. Box 228070, Cleveland, OH
                                                  44122-8070
                                 Phone:  (216) 471-3420     Fax:  (216) 471-3407

                                                     Ross H. Pollock
                                       Executive Vice President, General Counsel


                                  December 6, 2001


OfficeMax, Inc.
3605 Warrensville Center Road
Shaker Heights, Ohio 44122

Ladies and Gentlemen:

      I am the duly elected Executive Vice President, General Counsel of OfficeMax, Inc., an Ohio corporation (the "Company"), and am familiar with its corporate affairs. This opinion is being delivered in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933 (the "Act") relating to the registration of: (i) Common Shares, without par value, of the Company (the "Common Shares") for issuance under the OfficeMax, Inc. 2001 Amended and Restated Equity-Based Award Plan (the "Plan); and (ii) rights associated with each Common Share (the "Rights").

      In connection with the foregoing, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as the basis for the opinions set forth herein, including the Registration Statement and the Plan.

      I am admitted to the Bar of the State of Ohio and this opinion is limited to matters of Ohio law and federal law. Accordingly, I express no opinion as to the law of any other jurisdiction. Please be advised that I own 9,302 restricted common shares of the Company and options to acquire an additional 290,000 common shares.

      Based on such examination, I am of the opinion that:

      1. The Common Shares, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

      2. When issued in accordance with the Rights Agreement dated as of March 17, 2000 between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), the Rights will be validly issued.

      The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement.

            I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

                                  Very truly yours,

                                  /s/ Ross H. Pollock

                                  Ross H. Pollock
                                  Executive Vice President,
                                  General Counsel